EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

As the former independent registered public accountants of Zonzia Media, Inc., we hereby consent to the incorporation by reference in the Form S-1 Amendment No. 2 of Zonzia Media, Inc., our report dated April 15, 2015, relating to the consolidated balance sheet of Zonzia Media, Inc., as of December 31, 2014, and the related consolidated statement of operations, stockholders' deficit and cash flows for the period from May 24, 2014 to December 31, 2014, and the related notes to the consolidated financial statements.

We also consent to the reference to our firm under the caption “Experts”.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, Utah
April 29, 2016

___________________________